Exhibit 99.1
ASHFORD HOSPITALITY TRUST
First Quarter 2011 Conference Call
May 9, 2011
10am Central
Introductory Comments — Tripp Sullivan
Welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the first quarter 2011. On the call today will be Monty Bennett, Chief Executive Officer, Douglas Kessler, President, and David Kimichik, Chief Financial Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday evening in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which has been filed on Form 8-K with the SEC on May 8, 2011, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead.
Introduction — Monty Bennett
Thank you and good morning. Continuing the trend of our out-performance throughout 2010, I’m pleased with our execution on all fronts during the first quarter of 2011. We demonstrated once again the benefit of the diversity of our transactional and operational strategies to maximize AFFO and share price.
We reported AFFO of 41 cents per share in the quarter and an 8.8% increase in RevPAR for hotels not under renovation. ADR was up 4.6% and occupancy was up 271 basis points. We exceeded the prior quarter’s RevPAR growth performance and have gained momentum in driving ADR growth. Some of our markets that lagged RevPAR acceleration in earlier periods are now showing growth. This is typical in the first phases of a recovery as markets vary in their response time to economic stimulus. The addition to our platform of the 28 hotels in the $1.3 billion Highland Hospitality portfolio should help us increase our overall average RevPAR and growth due to the exposure to higher quality markets, greater concentration in upper upscale hotels, and strong brands.
While revenue increases are expected to continue for several quarters to come, we are keenly focused on driving operating results through cost control and flow-through. During the downturn, we minimized operating margin erosion. Similarly, we expect the same cost controls during the recovery to minimize increases in operating expenses. We believe that because 38% of our EBITDA is managed by our affiliate Remington, we are able to exert greater control over the rise and fall in operating expenses. For the hotels not under renovation, EBITDA margin increased 280 basis points from a year ago to 30.1%. While for all hotels, EBITDA margin increased 219 basis points to 29.2%.
Regarding capital expenditures, we completed $13.9 million of projects in the quarter. Our 2011 CapEX budget is $131 million with approximately $40 million being our share of the total dedicated to the Highland portfolio and the balance to selective upgrades of hotels to improve their competitive position in their market.
Our capital structure remains a priority, and we will continue to seek the right balance for us among equity, debt, interest expense, and leverage. We have clearly demonstrated discipline in minimizing equity offerings, while still exceeding our peers in asset growth mainly as a result of the Highland Hospitality transaction. Our focus on opportunistic share repurchases was invigorated with the most recent agreement reached with our Series B-1 shareholder to buy back preferreds that were convertible into common shares. The $81 million Series E preferred offering facilitated this repurchase. While overall leverage ticked up during the quarter with the completion of the Highland acquisition, we expect that percentage to come down as virtually all cash flow from that transaction is used to amortize the debt. For 2011, we have $203 million in hard maturities, all of which occurs in December. We have $167 million coming due in May 2012, in addition to our April 2012 maturity on the credit facility which had $45 million outstanding as of March 31.
As we noted before, our board declared a dividend of $0.10/share for the first quarter 2011, and we provided guidance that we intend to pay at least this amount in subsequent quarters as well. Our solid operating performance combined with the significantly reduced share count has contributed to the dividend strategy. We are pleased to be able to reinstate the dividend to provide additional returns to our shareholders above and beyond the appreciation in our stock.
The most significant transaction that occurred in the quarter was obviously the Highland Hospitality portfolio acquisition. Given that we held a separate call during the quarter to provide specific details on this investment, I’d like to focus here on what we have been doing with this portfolio since the March 10, 2011 acquisition date. First of all, due to the short period of ownership, we did not see any material benefit so far in our reported results. Most of our work to this point has been in completing the transition and positioning our asset managers to implement more rigorous revenue and cost management systems in these hotels. We believe there are clear opportunities to improve cost controls and drive operating margin improvement. As the year progresses, we will be able to provide more definitive assessments on how quickly we can drive improvement and which assets may take longer to bring up to our standards. We believe there is a substantial cash flow opportunity with this portfolio, but I remind you that pursuant to the terms of the restructured financing excess cash flow generated by these assets will go to reduce debt on the properties.
Looking ahead to the rest of the year, our focus remains unchanged — improving our balance sheet and liquidity, controlling costs; budgeting revenue and generating improved operating results, while still pursuing selective, yet opportunistic, capital markets and investment opportunities. All of these we will execute with our management team’s commitment to outpacing our peers through superior shareholder returns.
Lastly, we’ve announced that we are hosting an analyst and institutional investor conference in New York this Wednesday, May 11th. This will be an opportunity for us to provide some very interesting insights into our investment, capital markets, and asset management strategies. If you haven’t RSVP’d yet, please let us know if you’re coming.
I’d now like to turn the call over to David Kimichik to review our financial results.
Financial Review — David Kimichik
Thanks, Monty.
For the first quarter we reported net income to common shareholders of $31,278,000, Adjusted EBITDA of $58,356,000, and AFFO of $32,476,000, or 41 cents per diluted share.
At quarter’s end, Ashford had total assets of $3.6 billion in continuing operations, and $4.5 billion overall including the Highland portfolio assets which is not consolidated. We had $2.4 billion of mortgage debt in continuing operations and $3.2 billion overall including Highland. Our total combined debt has a blended average interest rate of 3.2%, clearly one of the lowest among our peers. Including our interest rate swap, 61% of our debt is now fixed rate debt. The weighted average maturity is 4.6 years.
Since the length of the swap does not match the term of the underlying fixed rate debt, for GAAP purposes the swap is not considered an effective hedge. The result of this is that the changes in market value of these instruments must be run through our P&L each quarter as unrealized gains or losses on derivatives. These are non-cash entries that will affect our Net Income but will be added back for purposes of calculating our AFFO. For the first quarter, the unrealized loss was $16.8 million.
At quarter’s end, our portfolio consisted of 97 hotels in continuing operations containing 20,458 rooms. During the quarter we sold out of discontinued operations three hotels, the J.W. Marriott San Francisco, the Hilton Rye New York and the Hampton Inn Houston for a combined net gain of $2.8 million. Additionally we acquired 71.74% of the 28 Highland hotels containing 5,800 net rooms in a joint venture. All combined, we currently own a total of 26,258 net rooms.
As of quarter end, we owned positions in just 2 mezzanine loans with total book value outstanding of only $20.9 million. Subsequent to the quarter’s end we received a slightly discounted payoff of the Tharaldson mezz loan. We will realize a gain of $4.2 million, since in the previous quarter we took a partial write down of $7.8 million on this loan as it was coming due with no clear resolution. With the exception of one small loan of $4 million on the Ritz Carlton Key Biscayne, we have effectively closed out our mezzanine loan portfolio.
Hotel operating profit for the entire portfolio was up by $8.3 million, or 15.3%, for the quarter.
Our quarter-end adjusted EBITDA to fixed charge ratio now stands at 1.70 times versus a credit facility required minimum of 1.25 times.
Our share count currently stands at 76.0 million fully diluted shares outstanding which were comprised of 61.0 million common shares and 15.0 million OP units.
I’d now like to turn it over to Douglas to discuss our capital market strategies.
Capital Market Strategies — Douglas Kessler
Good morning. This has been a very active transaction period for us. In addition to the Highland Hospitality investment, we also completed three asset sales, purchased a unique, but relatively small hotel asset, negotiated a loan payoff, and executed on a value-add capital market strategy.
The transaction environment remains extremely competitive. While more properties are coming to the market for sale, a significantly greater amount of capital continues to seek hotel investments. The depth of the buyer market is increasing and includes REITs, investment funds, insurance companies, pension plans, private equity, and offshore buyers. We continue to underwrite potential new investments, but we have not seen opportunities as favorable as the returns we are expecting from the Highland portfolio transaction. We are not pressured to deploy capital, and are disciplined in seeking accretive transactions for our shareholders from an EBITDA and FFO per share standpoint.
Subsequent to the end of the quarter, we completed a transaction that resulted in a 5.9 million share reduction in our fully diluted share count to a level of 76 million shares. We accomplished this in two steps. First, we negotiated a stock repurchase agreement with the Series B-1 holder of convertible preferred shares. We then completed our Series E preferred stock offering, which with the green shoe resulted in the issuance of 3.35 million shares at $25 per share with a 9% yield. We then used $73 million from the $81 million Series E net offering proceeds to complete the repurchase transaction per the recently negotiated agreement. As a result, only 1.4 million shares of the outstanding 7.2 million Series B-1 shares were converted to common from this transaction and the remainder was repurchased. Since the inception of our buyback program, we have reduced our peak share count by almost 50% and removed the Series B-1 convertible preferred. We confidently expect that these share repurchases will provide additional near term and longer-term benefits in our reporting metrics and total shareholder returns.
Regarding asset level transactions, in March we acquired 96 units at the 238 unit World Quest Resort located about a mile from Disney’s Magic Kingdom in Orlando for $12 million cash. This is a small, but unique opportunity that also includes developable land that would allow us to build additional units. Remington Lodging, who had been previously managing the asset, provided us insight on the Mediterranean styled resort containing 2 and 3 bedroom suites, and enabled us to acquire it essentially off-market. We expect to derive benefits from the hotel operations, ownership of common areas, as well as the future sale of units.
During the quarter, we completed the sale of the Hilton Rye Town, JW Marriot San Francisco, and the Hampton Inn Houston Galleria. The Hilton Rye Town traded for $35.5 million, and all the proceeds were used to reduce borrowings under the credit facility. The Hampton Inn Houston Galleria generated proceeds of $20.3 million that were used to pay off a $2.7 million mortgage secured by the property, as well as another $2.7 million to our JV partner with the balance used to pay down our credit facility. Combined with the JW Marriott San Francisco sale we discussed on last quarter’s call, we produced $152 million in gross proceeds from dispositions during the first quarter. On a combined basis, these three asset sales traded for a very low trailing twelve month cap rate of 2.5% and also kept us from having to spend future capex dollars. We will continue to think strategically about asset sales given the market demand for high quality hotels in our portfolio. For those assets we may identify for sale, our decisions will be based mainly upon a share price accretion analysis, pricing, capex needs, alternative uses of sales proceeds, and impact on leverage.
Subsequent to quarter end, we negotiated a $22 million payoff on our $25.7 million mezz loan secured by interests in the Tharaldson portfolio, resulting in an 86% of par payoff. We were very pleased with the outcome of this payoff for several reasons. First, the debt yield was 6.9% on our last dollar of investment in the capital stack, which can be equated to the cap rate. Second, this loan was secured by mainly midscale hotels, some of which were on leases, in secondary and tertiary markets. Lastly, the decline in operating performance due to the economic downturn put in question the recovery in value. As David previously mentioned, the favorable execution relative to our prior write-down will result in a reported gain next quarter.
Just recently, we completed the restructuring of debt secured by the Manchester Courtyard, a $5.8 million loan that had matured in January 2011. We were able to secure a new three year term on this loan. As we look to our upcoming debt maturities, the next of which is in December of this year, we are working on restructuring solutions.
In conclusion, all of our acquisition, disposition, financing, capital market, and balance sheet decisions have a unilateral focus — namely near term and long term dividend and shareholder stock price appreciation. We are very much aware of the qualitative and quantitative aspects of our decision making. Given that insider ownership is approximately 20%, we can assure you that we are closely aligned with our shareholders and focused on continued success in Ashford’s overall performance.
That concludes our prepared remarks and we will now open it up for questions.
Q&A

Ending — Monty Bennett
Thank you for your participation on today’s call. We look forward to seeing you the morning of May 11th in New York for our institutional investor and analyst day.
We look forward to speaking with you again on our next call.